Exhibit 4(ll)

BLACKROCK FUNDS

Amendment No. 1 to the Sub-Advisory Agreement
(International Opportunities Portfolio)

This Amendment No. 1, dated as of May 8, 2002, is entered into by and between BlackRock Advisors, Inc. (formerly, PNC Asset Management Group, Inc.) (the “Adviser”) and BlackRock International, Ltd. (formerly, CastleInternational Asset Management Limited) (the “Sub-Adviser”).

WHEREAS, the Adviser and the Sub-Adviser entered into a Sub-Advisory Agreement dated as of August 20, 1997 with respect to the Portfolio listed above (the “Agreement”); and

WHEREAS, since that date the names of certain entities referenced in the Agreement have changed;

NOW, THEREFORE, the parties hereby amend the Agreement as follows:

1. All references to “Compass Capital Funds” in the Agreement shall be changed to “BlackRock Funds”.

2. All references to “PNC Asset Management Group, Inc.” in the Agreement shall be changed to “BlackRock Advisors, Inc.”

3. All references to “CastleInternational Asset Management Limited” in the Agreement shall be changed to “BlackRock International, Ltd.”

Except to the extent amended hereby, the Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as amended hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be executed by their respective officers thereto duly authorized effective as of the day and year first above written.

BLACKROCK ADVISORS, INC.

By:
Name:
Title:

BLACKROCK INTERNATIONAL, LTD.

By:
Name:
Title:

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